Exhibit 99

News

Contact:	L-3 Communications Holdings, Inc. Corporate Communications 212-697-1111	For Immediate Release

L-3 Announces Fourth Quarter 2011 Results

•	Diluted earnings per share of $2.72, including a $0.28 net gain for certain items

•	Net sales of $4.0 billion

•	Net cash from operating activities of $500 million

•	Funded orders of $3.2 billion and funded backlog of $10.7 billion

•	Reaffirmed financial guidance for 2012

NEW YORK, January 31, 2012 – L-3 Communications Holdings, Inc. (NYSE: LLL) today reported diluted earnings per share (diluted EPS) of $2.72 for the quarter ended December 31, 2011 (2011 fourth quarter), including a $0.28 net gain for certain items and a $0.10 debt retirement charge that are discussed below. Excluding these items, diluted EPS increased 7% to $2.54, compared to $2.37 for the quarter ended December 31, 2010 (2010 fourth quarter). Net sales decreased by approximately 6% to $4.0 billion, compared to $4.3 billion for the 2010 fourth quarter. Net cash from operating activities was $500 million for the 2011 fourth quarter, compared to $477 million for the 2010 fourth quarter.

“Overall, we had a solid fourth quarter, underscored by strong cash flow and EPS. Sales performance reflected our areas of competitive strength as well as a challenging defense budget environment which is creating headwinds in the AM&M, Government Services and Electronic Systems segments. C3ISR sales grew by 8%, and sales were also solid in contractor logistics support services within AM&M due to recent competitive wins. Also, volume increased for EO/IR products within Electronic Systems. We ended the quarter with funded backlog of $10.7 billion,” said Michael T. Strianese, chairman, president and chief executive officer. “Looking forward, our focus will be on strengthening the company by continuing our outstanding program performance and improving operational efficiencies, while investing in R&D to provide affordable solutions that address customer imperatives positioned in budget priority areas. Our spin-off of the Engility businesses will strengthen both L-3 and Engility, improve L-3’s growth and margin profile, and remains on schedule to be completed by mid-year. We will also continue to focus on adding new capabilities that expand our product lines and customer base, as with the pending acquisition of Kollmorgen Electro-Optical.”

Key wins for the quarter included the U.S. Air Force’s F-16 Training System program, as well as continued strong orders for Electro-Optic/Infrared (EO/IR) products, Rover 6, and satellite communications products and services.

Mr. Strianese continued, “Consistent with our strategy of deploying capital and free cash flow to enhance shareholder value, we repurchased $158 million of our common stock and paid dividends of $45 million during the quarter. For 2011, total share repurchases were $958 million and total dividends paid increased to $188 million, a 13% increase in total cash returned to shareholders compared to 2010.”

L-3 Announces Results for the 2011 Fourth Quarter

The 2011 fourth quarter results were impacted by the items discussed below, aggregating to a net gain of $0.28 of diluted earnings per share, which are collectively referred to as the Q4 2011 Items:

•

A tax benefit of $78 million, or $0.77 of diluted earnings per share, for a net reversal of amounts previously accrued related to tax years for which the statutes of limitations had expired (the “Tax Benefit”); and

•

Non-cash impairment charges of $57 million ($50 million after income taxes), or $0.49 of diluted earnings per share. The impairment charges include: (1) a goodwill impairment charge of $43 million ($42 million after income taxes), or $0.41 per diluted share, and (2) $14 million ($8 million after income taxes), or $0.08 per diluted share for the company’s share of an impairment charge for long-lived assets at an equity method investment. The goodwill impairment charge was due to a decline in the estimated fair value of the Marine Services business, which is part of the Electronic Systems segment, as a result of a decline in its projected future cash flows. The goodwill impairment charge is included in consolidated operating income, but excluded from segment operating income because the charge is excluded by management for purposes of assessing segment operating performance.

Consolidated Results

	September 30,	September 30,	September 30,		September 30,	September 30,	September 30,
	Fourth Quarter		Increase/		Year Ended Dec. 31,		Increase/
($ in millions, except per share data)	2011	2010	(decrease)		2011	2010	(decrease)

Net sales	$4,015	$4,255	(6)%		$15,169	$15,680	(3)%

Operating income	$398	$461	(14)%		$1,598	$1,750	(9)%
Goodwill impairment charge	43	—	nm		43	—	nm

Segment operating income	$441	$461	(4)%		$1,641	$1,750	(6)%

Operating margin	9.9%	10.8%	(90	)bpts	10.5%	11.2%	(70	)bpts
Segment operating margin	11.0%	10.8%	20	bpts	10.8%	11.2%	(40	)bpts
Net interest expense and other income	$69	$63	10%		$235	$248	(5)%
Debt retirement charge	$17	$—	nm		$35	$18	94%
Effective income tax rate	11.2%	31.7%	nm		27.1%	34.9%	nm
Net income attributable to L-3	$274	$268	2%		$956	$955	—%
Q4 2011 Items	(28)	—	nm		(28)	—	nm

Net income attributable to L-3, excluding Q4 2011 Items (1)	$246	$268	(8)%		$928	$955	(3)%

Diluted earnings per share	$2.72	$2.37	15%		$9.03	$8.25	9%
Q4 2011 Items	(0.28)	—	nm		(0.26)	—	nm

Diluted earnings per share, excluding Q4 2011 Items (1)	$2.44	$2.37	3%		$8.77	$8.25	6%

(1)	The company believes that the Q4 2011 Items affect the comparability of the results of operations of the 2011 fourth quarter and full year to the results of operations for the 2010 fourth quarter and full year. The company also believes that disclosing net income and diluted EPS excluding the Q4 2011 Items will allow investors to more easily compare the 2011 fourth quarter and full year results to the 2010 fourth quarter and full year results.

nm – Not meaningful.

Fourth Quarter Results of Operations: For the 2011 fourth quarter, consolidated net sales of $4.0 billion decreased by $240 million, or 6%, as compared to the 2010 fourth quarter. Sales growth from the Command, Control, Communications, Intelligence, Surveillance and Reconnaissance (C3ISR) segment was offset by lower sales from the Government Services, Electronic Systems, and Aircraft Modernization and Maintenance (AM&M) segments. Fewer days in the 2011 fourth quarter as compared to the 2010 fourth quarter unfavorably impacted sales by $83 million, primarily for the Government Services and AM&M segments. Acquired businesses(1), which are all included in the Electronics Systems segment, added $13 million to net sales in the 2011 fourth quarter.

Consolidated operating income for the 2011 fourth quarter decreased by $63 million compared to the 2010 fourth quarter. The goodwill impairment charge decreased consolidated operating income by $43 million.

(1)

Net sales from acquired businesses are comprised of (i) net sales from business acquisitions that are included in L-3’s actual results for less than 12 months, less (ii) net sales from business divestitures that are included in L-3’s actual results for the 12 months prior to the divestitures.

L-3 Announces Results for the 2011 Fourth Quarter

Segment operating income for the 2011 fourth quarter decreased by $20 million, or 4%, compared to the 2010 fourth quarter. Segment operating income as a percentage of sales (operating margin) increased by 20 basis points to 11.0% for the 2011 fourth quarter compared to 10.8% for the 2010 fourth quarter. Higher operating margins in the C3ISR and Electronic Systems segments were partially offset by lower operating margins for the Government Services and AM&M segments. See segment results below for additional discussion of sales and operating margin.

Net interest expense and other income increased by $6 million for the 2011 fourth quarter compared to the same period last year. The increase was due primarily to $14 million for the company’s share of an impairment charge for long-lived assets at an equity method investment, partially offset by lower amortization of bond discounts.

During the 2011 fourth quarter, the company recorded a debt retirement charge of $17 million ($10 million after income tax, or $0.10 per diluted share) related to the redemption of $500 million of the company’s outstanding $1 billion aggregate principal amount of 6 3/8% senior subordinated notes due 2015 (the “Redemption Charge”). The redemption was financed with proceeds from the $500 million of 3.95% senior notes due November 15, 2016, which were issued on November 22, 2011, and cash on hand.

The effective tax rate for the 2011 fourth quarter decreased to 11.2% from 31.7% for the same period last year. Excluding the Q4 2011 Items, the effective tax rate would have increased to 32.5% for the 2011 fourth quarter. This increase was primarily due to the recognition of the full year benefit for the re-enactment of the U.S. Federal research and experimentation tax credit in the 2010 fourth quarter, partially offset by a decrease related to the repatriation of foreign earnings in the 2011 fourth quarter.

Net income attributable to L-3 in the 2011 fourth quarter increased 2% to $274 million compared to the 2010 fourth quarter, and diluted EPS increased 15% to $2.72 from $2.37. Excluding the Q4 2011 Items, net income attributable to L-3 decreased $22 million to $246 million and diluted EPS increased $0.07 to $2.44. Diluted weighted average common shares outstanding for the 2011 fourth quarter compared to the 2010 fourth quarter declined by 11% due to repurchases of L-3 common stock.

Excluding the Engility businesses, consolidated net sales would have decreased by 4% to $3,543 million for the 2011 fourth quarter from $3,671 million for the 2010 fourth quarter. Segment operating margin would have increased by 40 basis points to 11.3% for the 2011 fourth quarter from 10.9% for the 2010 fourth quarter.

Full Year Results of Operations: For the year ended December 31, 2011, consolidated net sales of $15.2 billion decreased by $511 million, or 3%, as compared to the year ended December 31, 2010. Sales growth from the C3ISR segment was offset by lower sales from the AM&M, Government Services and Electronic Systems segments. Acquired businesses, which are all included in the Electronics Systems segment, contributed $160 million to net sales for the year ended December 31, 2011.

Consolidated operating income for the year ended December 31, 2011 decreased by $152 million, or 9%, compared to the year ended December 31, 2010. Segment operating income for the year ended December 31, 2011 decreased by $109 million, or 6%, compared to the year ended December 31, 2010. Segment operating margin decreased by 40 basis points to 10.8% for the year ended December 31, 2011 compared to 11.2% for the year ended December 31, 2010. Lower operating margins in the C3ISR, Government Services and Electronic Systems segments were partially offset by higher operating margins for the AM&M segment. See segment results below for additional discussion of sales and operating margin.

Net interest expense and other income decreased by $13 million for the year ended December 31, 2011 compared to last year. The decrease was primarily due to lower amortization of bond discounts and lower interest expense as a result of recent debt refinancings, partially offset by $14 million for the company’s share of an impairment charge for long-lived assets at an equity method investment.

During 2011, the company redeemed its $650 million of 5 7/8% senior subordinated notes due 2015 and $500 million of its $1 billion aggregate principle amount of 6 3/8% senior subordinated notes due 2015 and recorded related debt retirement charges of $35 million ($22 million after income tax, or $0.21 per diluted share). During 2010, the company redeemed all of its 6 1/8% senior subordinated notes due 2013 and 2014 and recorded related debt retirement charges of $18 million ($11 million after income tax, or $0.10 per diluted share).

The effective tax rate for the year ended December 31, 2011 decreased to 27.1% from 34.9% for the year ended December 31, 2010. Excluding the Q4 2011 Items, the effective tax rate would have decreased to 32.1% for 2011. This decrease was primarily due to: (1) $12 million for the reversal of previously accrued amounts in the

L-3 Announces Results for the 2011 Fourth Quarter

second quarter of 2011, (2) additional Federal tax benefits on the repatriation of foreign earnings, and (3) a 2010 tax provision of $5 million, or $0.04 per diluted share, related to the unfavorable tax treatment of the U.S. Federal Patient Protection and Affordable Care Act that did not recur in 2011.

Net income attributable to L-3 in the year ended December 31, 2011 increased by $1 million compared to last year, and diluted EPS increased 9% to $9.03 from $8.25. Excluding the Q4 2011 Items, net income attributable to L-3 decreased $27 million to $928 million and diluted EPS increased $0.52, or 6%, to $8.77. Diluted weighted average common shares outstanding for 2011 compared to 2010 declined by 8% due to repurchases of L-3 common stock.

Excluding the Engility businesses, consolidated net sales would have decreased by 2% to $13,141 million for 2011 from $13,374 million for 2010. Segment operating margin would have decreased by 20 basis points to 11.1% for 2011 from 11.3% for 2010.

Orders: Funded orders for the 2011 fourth quarter decreased to $3.2 billion compared to $4.4 billion for the 2010 fourth quarter and funded orders for 2011 decreased to $14.8 billion compared to $15.7 billion for 2010. Funded backlog was $10.7 billion at December 31, 2011, compared to $11.1 billion at December 31, 2010.

Cash flow: Net cash from operating activities was $1,484 million for 2011, an increase of $23 million compared to $1,461 million for 2010. Capital expenditures, net of dispositions of property, plant and equipment, were $186 million for 2011, compared to $171 million for 2010.

Cash returned to shareholders: The table below summarizes the cash returned to shareholders during the year ended December 31, 2011 compared to the year ended December 31, 2010.

	September 30,	September 30,
	Year Ended Dec. 31,
($ in millions)	2011	2010

Net cash from operating activities	$1,484	$1,461
Less: Capital expenditures, net of dispositions	(186)	(171)

Free cash flow(1)	$1,298	$1,290

Dividends paid	$188	$184
Common stock repurchases	958	834

Cash returned to shareholders	$1,146	$1,018

Percent of free cash flow returned to shareholders	88%	79%

(1)

Free cash flow is defined as net cash from operating activities less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment). Free cash flow represents cash generated after paying for interest on borrowings, income taxes, pension benefit contributions, capital expenditures and changes in working capital, but before repaying principal amount of outstanding debt, paying cash dividends on common stock, repurchasing shares of our common stock, investing cash to acquire businesses, and making other strategic investments. Thus, a key assumption underlying free cash flow is that the company will be able to refinance its existing debt. Because of this assumption, free cash flow is not a measure that should be relied upon to represent the residual cash flow available for discretionary expenditures.

L-3 Announces Results for the 2011 Fourth Quarter

Reportable Segment Results

C3 ISR

	September 30,	September 30,	September 30,		September 30,	September 30,	September 30,
	Fourth Quarter				Year Ended Dec. 31,		Increase/
($ in millions)	2011	2010	Increase		2011	2010	(decrease)
Net sales	$1,046.0	$966.6	8%		$3,568.2	$3,322.8	7%
Operating income	$120.6	$101.8	18%		$409.1	$391.2	5%
Operating margin	11.5%	10.5%	100	bpts	11.5%	11.8%	(30	)bpts

Fourth Quarter: C3ISR net sales for the 2011 fourth quarter increased by $79 million, or 8%, compared to the 2010 fourth quarter primarily due to increased volume for airborne ISR logistics support and fleet management services to the U.S. Department of Defense (DoD), and new business for international airborne ISR platforms.

C3 ISR operating income for the 2011 fourth quarter increased by $19 million, or 18%, compared to the 2010 fourth quarter. Operating margin increased by 100 basis points primarily due to unfavorable contract performance adjustments in the 2010 fourth quarter on a networked communications development contract for the U.S. Navy, which did not recur during the 2011 fourth quarter.

Full Year: C3ISR net sales for the year ended December 31, 2011 increased by $245 million, or 7%, compared to the year ended December 31, 2010. This increase was primarily due to increased volume and new business for networked communication systems for manned and unmanned platforms, airborne ISR logistics support and fleet management services to the DoD, and international airborne ISR platforms. These increases were partially offset primarily by lower sales for airborne ISR platforms to the DoD and force protection products to foreign ministries of defense.

C3 ISR operating income for the year ended December 31, 2011 increased by $18 million, or 5%, compared to the year ended December 31, 2010. Operating margin decreased by 30 basis points primarily due to lower margin sales mix for networked communication systems and a $6 million loss on a contract termination recorded in 2011.

Government Services

	September 30,	September 30,	September 30,		September 30,	September 30,	September 30,
	Fourth Quarter				Year Ended Dec. 31,
($ in millions)	2011	2010	Decrease		2011	2010	Decrease
Net sales	$832.2	$1,024.4	(19)%		$3,621.4	$3,926.4	(8)%
Operating income	$64.1	$92.5	(31)%		$279.8	$341.7	(18)%
Operating margin	7.7%	9.0%	(130	)bpts	7.7%	8.7%	(100	)bpts

Fourth Quarter: Government Services net sales for the 2011 fourth quarter decreased by $192 million, or 19%, compared to the 2010 fourth quarter. Fewer days in the 2011 fourth quarter as compared to the 2010 fourth quarter decreased sales by approximately $60 million. Excluding the impact of the fewer days, sales decreased by approximately $132 million. The decrease in sales was due to: (1) $57 million in lower linguist, intelligence support and logistics services for the U.S. Army due to the drawdown of U.S. military forces from Iraq, (2) $43 million primarily related to re-competition losses of an Afghanistan Ministry of Defense (MoD) support contract and a Federal Aviation Administration (FAA) IT support services contract (3) $23 million for Information Technology (IT) support services for the U.S. Special Operations Command due to fewer task orders received because of more competitors on the current contract, and (4) $9 million in reduced pass-through subcontractor sales related to systems and software engineering services (SSES).

Government Services operating income for the 2011 fourth quarter decreased by $28 million, or 31%, compared to the 2010 fourth quarter. Operating margin decreased by 130 basis points due to transaction costs of $5 million for the Engility spin-off, severance charges of $2 million and higher business development costs for cyber security initiatives.

Full Year: Government Services net sales for the year ended December 31, 2011 decreased by $305 million, or 8%, compared to the year ended December 31, 2010. The decrease in sales was due to: (1) $124 million primarily related to the loss of the Afghanistan MoD support contract and the FAA IT support services contract, (2) $118 million in lower linguist services, training, intelligence support, and logistics support services for the U.S. Army due to the drawdown of U.S. military forces from Iraq, (3) $75 million in reduced SSES pass-through volume, (4) $51 million of lower sales related to the SBInet program for the U.S. Department of Homeland Security and an international maritime security enhancement program, and (5) $42 million for IT support services for the U.S. Special Operations Command due to fewer task orders received because of more competitors on the current contract. These decreases were partially offset by $105 million in higher sales due to increased demand for intelligence and information technology support services for U.S. Government agencies.

L-3 Announces Results for the 2011 Fourth Quarter

Government Services operating income for the year ended December 31, 2011 decreased by $62 million, or 18%, compared to the year ended December 31, 2010. Operating margin decreased by 100 basis points. Lower contract profit rates on select new business and re-competitions of existing business due to competitive price pressures and higher business development costs for cyber security initiatives decreased operating margin by 60 basis points. Transaction costs of $9 million for the Engility spin-off and severance charges of $5 million reduced operating margin by 40 basis points.

AM&M

	September 30,	September 30,	September 30,		September 30,	September 30,	September 30,
	Fourth Quarter				Year Ended Dec. 31,		Increase/
($ in millions)	2011	2010	Decrease		2011	2010	(decrease)
Net sales	$614.1	$661.2	(7)%		$2,439.5	$2,780.9	(12)%
Operating income	$48.3	$57.4	(16)%		$231.8	$229.1	1%
Operating margin	7.9%	8.7%	(80	) bpts	9.5%	8.2%	130	bpts

Fourth Quarter: AM&M net sales for the 2011 fourth quarter decreased by $47 million, or 7%, compared to the 2010 fourth quarter. Fewer days in the 2011 fourth quarter as compared to the 2010 fourth quarter decreased sales by approximately $23 million. Excluding the impact of the fewer days, sales decreased by approximately $24 million, or 4%. The decrease was primarily due to: (1) $28 million from the Special Operations Forces Support Activity (SOFSA) contract loss in June 2010, (2) $17 million due to lower Joint Cargo Aircraft (JCA) volume, and (3) $17 million due to lower sales volume for the Canadian Maritime Helicopter Program (MHP). These decreases were partially offset by increased Contractor Logistics Support (CLS) services primarily for U.S. Army C-12 aircraft, a new contract which was competitively won in November 2010.

AM&M operating income for the 2011 fourth quarter decreased by $9 million, or 16%, compared to the 2010 fourth quarter. Operating margin decreased by 80 basis points. The decrease in operating margin was due to: (1) the timing of costs for the U.S. Army C-12 aircraft contract, which reduced operating margin by 90 basis points, and (2) a $12 million charge to reduce the total JCA order quantity to 21 aircraft, which reduced operating margin by 80 basis points. These decreases were partially offset by an increase of 90 basis points primarily due to improved contract performance for special mission aircraft.

Full Year: AM&M net sales for the year ended December 31, 2011 decreased by $341 million, or 12%, compared to the year ended December 31, 2010. The decrease was primarily the result of $332 million from the SOFSA contract loss, $75 million from lower JCA volume, and $35 million due to lower sales for MHP, partially offset by increased CLS services for U.S. Army C-12 aircraft.

AM&M operating income for the year ended December 31, 2011 increased by $3 million, or 1%, compared to the year ended December 31, 2010. Operating margin increased by 130 basis points. The increase in operating margin was due to: (1) improved contract performance for rotary wing cabin assemblies and special mission aircraft, which increased operating margin by 100 basis points, (2) the sales decline on the lower margin SOFSA contract, which increased operating margin by 60 basis points, and (3) a 2011 first quarter favorable price adjustment of $10 million for an international aircraft modernization contract, which increased operating margin by 40 basis points. These margin increases were partially offset by a 70 basis point decrease in operating margin primarily due to JCA for higher costs and reduced aircraft order quantities.

Electronic Systems

	September 30,	September 30,	September 30,		September 30,	September 30,	September 30,
	Fourth Quarter		Increase/		Year Ended Dec. 31,
($ in millions)	2011	2010	(decrease)		2011	2010	Decrease
Net sales	$1,522.3	$1,602.0	(5)%		$5,539.6	$5,649.5	(2)%
Operating income	$207.5	$209.5	(1)%		$719.9	$788.1	(9)%
Operating margin	13.6%	13.1%	50	bpts	13.0%	13.9%	(90	)bpts

Fourth Quarter: Electronic Systems net sales for the 2011 fourth quarter decreased by $80 million, or 5%, compared to the 2010 fourth quarter, reflecting lower sales of: (1) $117 million due to declining DoD demand for night vision products, display systems, navigation and telemetry products, antenna systems, combat propulsion systems, undersea warfare products and simulation & training devices, and (2) $10 million due to lower manufacturing yields for power devices for satellite communications and airborne radar systems. In addition, $9 million from the sale of a general aviation product technology license in the 2010 fourth quarter did not recur in the 2011 fourth quarter. These decreases were partially offset by sales from acquired businesses of $13 million and sales volume increases of $43 million for EO/IR products to the U.S. Army and U.S. Air Force.

L-3 Announces Results for the 2011 Fourth Quarter

Electronic Systems operating income for the 2011 fourth quarter decreased by $2 million, or 1%, compared to the 2010 fourth quarter. Operating margin increased by 50 basis points. Higher sales volume for EO/IR products, favorable sales mix for security & detection products and lower severance charges in the 2011 fourth quarter compared to the 2010 fourth quarter increased operating margin by 160 basis points. These increases in operating margin were partially offset by a decrease of 110 basis points due primarily to lower sales for night vision products and the sale of a technology license in the 2010 fourth quarter that did not recur in the 2011 fourth quarter.

Full Year: Electronic Systems net sales for the year ended December 31, 2011 decreased by $110 million, or 2%, compared to the year ended December 31, 2010, reflecting lower sales of: (1) $376 million due to declining DoD demand for night vision products, combat propulsion systems, mobile satellite communication systems and simulation & training devices, (2) $40 million due to lower manufacturing yields for power devices for satellite communications systems, and (3) $9 million from the sale of a general aviation product technology license in the 2010 fourth quarter that did not recur in the 2011 fourth quarter. These decreases were partially offset by sales from acquired businesses of $160 million, sales volume increases of $122 million for EO/IR products to the U.S. Army and U.S. Air Force, and higher sales for commercial shipbuilding products of $33 million, with a majority of the increases due to the strengthening of the U.S. dollar against the Euro.

Electronic Systems operating income for the year ended December 31, 2011 decreased by $68 million, or 9%, compared to the year ended December 31, 2010. Operating margin decreased by 90 basis points. Unfavorable contract performance and lower sales primarily for warrior systems and simulation & training reduced operating margin by 150 basis points, and lower manufacturing yields for power devices for satellite communication systems reduced operating margin by 20 basis points. These decreases in operating margin were partially offset by 80 basis points due primarily to higher sales volume for EO/IR products.

L-3 Announces Results for the 2011 Fourth Quarter

Financial Guidance

Based on information known as of today, the company confirmed its consolidated and segment financial guidance for the year ending December 31, 2012, previously provided on December 6, 2011, as presented in the tables below. All financial guidance amounts are estimates subject to change in the future, including as a result of matters discussed under the “Forward-Looking Statements” cautionary language beginning on page 9, and the company undertakes no duty to update its guidance.

Consolidated 2012 Financial Guidance

($ in billions, except per share data)

September 30,
Net sales	$14.4 to $14.6
Operating margin	10.1%
Interest and other income, net	$197
Effective tax rate	34.8%
Diluted EPS	$8.35 to $ 8.55

Net cash from operating activities	$1.37

Less: Capital expenditures, net of dispositions of property, plant and equipment	0.20

Free cash flow	$1.17

Segment 2012 Financial Guidance

($ in billions)

Net Sales:
C3ISR	$3.6 to $3.7
Government Services	$2.9 to $3.0
AM&M	$2.4 to $2.5
Electronic Systems	$5.4 to $5.5
Operating Margins:
C3ISR	10.6% to 10.8%
Government Services	6.9% to 7.1%
AM&M	8.5% to 8.7%
Electronic Systems	12.0% to 12.2%

The 2012 guidance includes results of the Engility businesses for the full year, and excludes $13 million of estimated spin-off transaction expenses. L-3 expects to spin-off the Engility businesses by June 30, 2012. The 2012 guidance does not include the Kollmorgen Electro-Optical (KEO) business which the company entered into an agreement to acquire and was announced on December 13, 2011. The company expects to complete the acquisition of KEO by the end of the first quarter of 2012. Additionally, the U.S. Federal research and experimentation credit which expired on December 31, 2011, is not included in the effective tax rate for the 2012 guidance, increasing the tax rate by 80 basis points and decreasing diluted EPS by $0.10.

Additional financial information regarding the 2011 fourth quarter results and the 2012 updated financial guidance is available on the company’s website at www.L-3com.com.

L-3 Announces Results for the 2011 Fourth Quarter

Conference Call

In conjunction with this release, L-3 will host a conference call today, Tuesday, January 31, 2012 at 11:00 a.m. EST that will be simultaneously broadcast over the Internet. Michael T. Strianese, chairman, president and chief executive officer, and Ralph G. D’Ambrosio, senior vice president and chief financial officer, will host the call.

11:00 a.m. EST

10:00 a.m. CST

9:00 a.m. MST

8:00 a.m. PST

Listeners may access the conference call live over the Internet at the company’s website at:

http://www.L-3com.com

Please allow fifteen minutes prior to the call to visit our website to download and install any necessary audio software. The archived version of the call may be accessed at our website or by dialing 888-286-8010 (passcode: 27242208), beginning approximately two hours after the call ends and will be available until the company’s next quarterly earnings release.

Headquartered in New York City, L-3 employs approximately 61,000 people worldwide and is a prime contractor in C3ISR (Command, Control, Communications, Intelligence, Surveillance and Reconnaissance) systems, aircraft modernization and maintenance, and government services. L-3 is also a leading provider of a broad range of electronic systems used on military and commercial platforms. The company reported 2011 sales of $15.2 billion.

To learn more about L-3, please visit the company’s website at www.L-3com.com. L-3 uses its website as a channel of distribution of material company information. Financial and other material information regarding L-3 is routinely posted on the company’s website and is readily accessible.

Forward-Looking Statements

Certain of the matters discussed in this release, including information regarding the company’s 2012 financial outlook that are predictive in nature, that depend upon or refer to events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions constitute forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, including projections of total sales growth, sales growth from business acquisitions, organic sales growth, consolidated operating margins, total segment operating margins, interest expense, earnings, cash flow, research and development costs, working capital, capital expenditures and other projections, they are subject to several risks and uncertainties, and therefore, we can give no assurance that these statements will be achieved. Such statements will also be influenced by factors which include, among other things: timing and completion of the planned spin-off of a new, independent, publicly traded government services company, our dependence on the defense industry and the business risks peculiar to that industry, including changing priorities or reductions in the U.S. Government defense budget; backlog processing and program slips resulting from delayed funding of the Department of Defense (DoD) budget; our reliance on contracts with a limited number of agencies of, or contractors to, the U.S. Government and the possibility of termination of government contracts by unilateral government action or for failure to perform; the extensive legal and regulatory requirements surrounding our contracts with the U.S. or foreign governments and the results of any investigation of our contracts undertaken by the U.S. or foreign governments; our ability to retain our existing business and related contracts (revenue arrangements); our ability to successfully compete for and win new business and related contracts (revenue arrangements) and to win re-competitions of our existing contracts; our ability to identify and acquire additional businesses in the future with terms that are attractive to L-3 and to integrate acquired business operations; the impact of any strategic initiatives undertaken by us, including but not limited to the potential spin-off of a portion of our Government Services segment, and our ability to achieve anticipated benefits; our ability to maintain and improve our consolidated operating margin and total segment operating margin in future periods; our ability to obtain future government contracts (revenue arrangements) on a timely basis; the availability of government funding or cost-cutting initiatives and changes in customer requirements for our products and services; our significant amount of debt and the restrictions contained in our debt agreements; our ability to continue to retain and train our existing employees and to recruit and hire new qualified and skilled employees

L-3 Announces Results for the 2011 Fourth Quarter

as well as our ability to retain and hire employees with U.S. Government security clearances; actual future interest rates, volatility and other assumptions used in the determination of pension benefits and equity based compensation, as well as the market performance of benefit plan assets; our collective bargaining agreements, our ability to successfully negotiate contracts with labor unions and our ability to favorably resolve labor disputes should they arise; the business, economic and political conditions in the markets in which we operate, including those for the commercial aviation, shipbuilding and communications markets; global economic uncertainty; the DoD’s contractor support services in-sourcing and efficiency initiatives; events beyond our control such as acts of terrorism; our ability to perform contracts (revenue arrangements) on schedule; our international operations; our extensive use of fixed-price type contracts as compared to cost-plus type and time-and-material type contracts; the rapid change of technology and high level of competition in the defense industry and the commercial industries in which our businesses participate; our introduction of new products into commercial markets or our investments in civil and commercial products or companies; the outcome of litigation matters, including in connection with jury trials; results of audits by U.S. Government agencies; results of on-going governmental investigations, including potential suspensions or debarments; the impact on our business of improper conduct by our employees, agents or business partners; anticipated cost savings from business acquisitions not fully realized or realized within the expected time frame; the outcome of matters relating to the Foreign Corrupt Practices Act (FCPA) and similar non-U.S. regulations; ultimate resolution of contingent matters, claims and investigations relating to acquired businesses, and the impact on the final purchase price allocations; competitive pressure among companies in our industry; and the fair values of our assets, which can be impaired or reduced by other factors, some of which are discussed above.

For a discussion of other risks and uncertainties that could impair our results of operations or financial condition, see “Part I — Item 1A — Risk Factors” and Note 19 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2010, and “Part II – Item A – Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, as well as any material updates to these factors in our future filings.

Our forward-looking statements are not guarantees of future performance and the actual results or developments may differ materially from the expectations expressed in the forward-looking statements. As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this release to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events.

# # #

– Financial Tables Follow –

Table A

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data)

	September 30,	September 30,	September 30,	September 30,
	Fourth Quarter		Year Ended Dec. 31,
	2011	2010	2011	2010
Net sales	$4,015	$4,255	$15,169	$15,680

Cost of sales	3,574	3,794	13,528	13,930

Impairment Charge(a)	43	—	43	—

Operating income	398	461	1,598	1,750

Interest and other income (expense), net	(10)	6	—	21
Interest expense	59	69	235	269
Debt retirement charge	17	—	35	18

Income before income taxes	312	398	1,328	1,484
Provision for income taxes	35	126	360	518

Net income	$277	$272	$968	$966
Less: Net income attributable to noncontrolling interests	3	4	12	11

Net income attributable to L-3	$274	$268	$956	$955
Less: Net income allocable to participating securities	—	1	2	5

Net income allocable to L-3 Holdings’ common shareholders	$274	$267	$954	$950

Earnings per share allocable to L-3 Holdings’ common shareholders:
Basic	$2.75	$2.38	$9.14	$8.31

Diluted	$2.72	$2.37	$9.03	$8.25

L-3 Holdings’ weighted average common shares outstanding:
Basic	99.7	112.0	104.4	114.3

Diluted	100.9	112.8	105.6	115.1

(a)	Represents a non-cash goodwill impairment charge due to a decline in the estimated fair value of our Marine Services business.

Table B

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED SELECT FINANCIAL DATA

(in millions)

	September 30,	September 30,	September 30,	September 30,
	Fourth Quarter		Year Ended Dec. 31,
	2011	2010	2011	2010
Segment Operating Data

Net Sales:
C3ISR	$1,046.0	$966.6	$3,568.2	$3,322.8
Government Services	832.2	1,024.4	3,621.4	3,926.4
AM&M	614.1	661.2	2,439.5	2,780.9
Electronic Systems	1,522.3	1,602.0	5,539.6	5,649.5

Total	$4,014.6	$4,254.2	$15,168.7	$15,679.6

Operating income:
C3ISR	$120.6	$101.8	$409.1	$391.2
Government Services	64.1	92.5	279.8	341.7
AM&M	48.3	57.4	231.8	229.1
Electronic Systems	207.5	209.5	719.9	788.1

Total	$440.5	$461.2	$1,640.6	$1,750.1

Operating margin:
C3ISR	11.5%	10.5%	11.5%	11.8%
Government Services	7.7%	9.0%	7.7%	8.7%
AM&M	7.9%	8.7%	9.5%	8.2%
Electronic Systems	13.6%	13.1%	13.0%	13.9%
Total	11.0%	10.8%	10.8%	11.2%

Depreciation and amortization:
C3ISR	$12.0	$12.3	$46.6	$44.7
Government Services	10.8	8.8	35.7	35.9
AM&M	5.5	4.9	18.9	19.4
Electronic Systems	38.0	34.5	146.2	130.6

Total	$66.3	$60.5	$247.4	$230.6

Funded order data:
C3ISR	$1,020	$1,296	$3,819	$3,657
Government Services	589	915	3,388	3,850
AM&M	500	917	2,296	2,996
Electronic Systems	1,085	1,299	5,286	5,149

Total	$3,194	$4,427	$14,789	$15,652

	September 30,	September 30,	September 30,	September 30,
			Dec. 31, 2011	Dec. 31, 2010
Period end data:
Funded backlog			$10,695	$11,091

Table C

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED

BALANCE SHEETS

(in millions)

	September 30,	September 30,
	Dec. 31, 2011	Dec. 31, 2010

ASSETS
Cash and cash equivalents	$764	$607
Billed receivables, net	1,240	1,299
Contracts in process	2,629	2,548
Inventories	317	303
Deferred income taxes	124	114
Other current assets	175	207

Total current assets	5,249	5,078

Property, plant and equipment, net	934	923
Goodwill	8,697	8,730
Identifiable intangible assets	410	470
Deferred debt issue costs	33	39
Other assets	180	211

Total assets	$15,503	$15,451

LIABILITIES AND EQUITY

Current portion of long-term debt	$—	$11
Accounts payable, trade	432	463
Accrued employment costs	631	672
Accrued expenses	616	569
Advance payments and billings in excess of costs incurred	564	580
Income taxes	28	49
Other current liabilities	407	389

Total current liabilities	2,678	2,733

Pension and postretirement benefits	1,141	943
Deferred income taxes	395	308
Other liabilities	434	486
Long-term debt	4,125	4,126

Total liabilities	8,773	8,596

Shareholders’ equity	6,641	6,764
Noncontrolling interests	89	91

Total equity	6,730	6,855

Total liabilities and equity	$15,503	$15,451

Table D

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED

STATEMENTS OF CASH FLOWS

(in millions)

	September 30,	September 30,
	Year Ended Dec. 31,
	2011	2010
Operating activities
Net income	$968	$966
Depreciation of property, plant and equipment	173	164
Amortization of intangibles and other assets	74	67
Deferred income tax provision	90	111
Stock-based employee compensation expense	64	82
Contributions to employee savings plans in L-3 Holdings’ common stock	137	143
Impairment Charge	43	—
Amortization of pension and postretirement benefit plans net loss and prior service cost	48	41
Amortization of bond discounts (included in interest expense)	4	24
Amortization of deferred debt issue costs (included in interest expense)	9	12
Non-cash portion of debt retirement charge	11	5
Other non-cash items	14	(10)
Changes in operating assets and liabilities, excluding acquired and divested amounts:
Billed receivables	56	(109)
Contracts in process	(89)	(136)
Inventories	(14)	2
Accounts payable, trade	(30)	(2)
Accrued employment costs	(40)	22
Accrued expenses	48	47
Advance payments and billings in excess of costs incurred	(15)	63
Income taxes	15	78
Excess income tax benefits related to share-based payment arrangements	(2)	(7)
Other current liabilities	17	23
Pension and postretirement benefits	(79)	(78)
All other operating activities	(18)	(47)

Net cash from operating activities	1,484	1,461

Investing activities
Business acquisitions, net of cash acquired	(28)	(756)
Proceeds from sale of businesses	1	2
Capital expenditures	(192)	(181)
Dispositions of property, plant and equipment	6	10
Investments in equity investees	—	(23)
Other investing activities	2	3

Net cash used in investing activities	(211)	(945)

Financing activities
Proceeds from sale of senior notes	1,143	797
Redemption of senior subordinated notes	(1,150)	(800)
Redemption of CODES	(11)	—
Borrowings under revolving credit facility	625	13
Repayment of borrowings under revolving credit facility	(625)	(13)
Common stock repurchased	(958)	(834)
Dividends paid on L-3 Holdings’ common stock	(188)	(184)
Proceeds from exercises of stock options	22	60
Proceeds from employee stock purchase plan	46	68
Debt issue costs	(11)	(7)
Excess income tax benefits related to share-based payment arrangements	2	7
Other financing activities	(7)	(25)

Net cash used in financing activities	(1,112)	(918)

Effect of foreign currency exchange rate changes on cash and cash equivalents	(4)	(7)

Net increase (decrease) in cash and cash equivalents	157	(409)
Cash and cash equivalents, beginning of the year	607	1,016

Cash and cash equivalents, end of the year	$764	$607